Exhibit 99.1

Prism Technologies Group Reports Federal Circuit Rejects Sprint’s Request for Rehearing

Investor Relations Contact:

L. Eric Loewe

Prism Technologies Group, Inc.

916-275-7834

eric@przmgroup.com

Sacramento, CA (Business Wire) (May 8, 2017) – Prism Technologies Group, Inc. (OTCQB: PRZM), (”Prism Group”) today announced that the Court of Appeals for the Federal Circuit (“Federal Circuit”) rejected a request by Sprint Spectrum LP d/b/a Sprint PCS (“Sprint”) for a rehearing of Sprint’s appeal of the patent infringement verdict in favor of its subsidiary, Prism Technologies LLC (“Prism LLC”). In June 2015, a jury in the United States District Court for the District of Nebraska found that the accused Sprint network systems and methods infringe multiple claims of U.S. Patent Nos. 8,387,155 and 8,127,345 and Prism LLC was awarded trial damages of $30 million. Prism LLC was also awarded $2 million in prejudgment interest and will be entitled to post-judgment interest in an amount to be determined.

The Federal Circuit will issue its mandate on May 15, 2017, transferring jurisdiction of the case back to the District Court. Sprint, however, has until August 7, 2017 to appeal the case to the U.S. Supreme Court, which is not obligated to accept the appeal.

The suit against Sprint (8:12-cv-123-LES-TDT) is the second of five patent infringement lawsuits filed by Prism LLC against wireless carriers in U.S. District Court for the District of Nebraska. As previously reported, in November 2014, Prism LLC settled on favorable terms with AT&T Wireless (8:12-cv-122-LES-TDT). In October 2015, a jury found that T-Mobile USA, Inc. did not infringe the asserted claims of U.S. Patent Nos. 8,387,155 and 8,127,345 (8:12-cv-124-LES-TDT), and both parties have appealed the decision to the Federal Circuit. The remaining suits against United States Cellular Corporation (8:12-cv-125-LES-SMB) and Cellco Partnership d/b/a Verizon Wireless (8:12-cv-126-LES-SMB) have been stayed pending the final resolution of the Sprint and T-Mobile appeals.

About Prism Technologies Group, Inc.

Headquartered in Sacramento, CA, Prism Technologies Group, Inc. is the parent company of Prism Technologies, LLC, a Nebraska limited liability company headquartered in Omaha, Nebraska.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Prism Group that are subject to significant risks and uncertainties, including, but not limited to, risks associated with the unpredictable nature of patent licensing and patent litigation. Unless legally required, Prism Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Prism Group's Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission.